Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
100 N. Sepulveda Blvd.
Suite 1050
El Segundo, CA 90245
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Kenneth Kay	Steve Iaco	Shelley Young
Sr. Executive Vice President and	Sr. Managing Director of	Director of
Chief Financial Officer	Corporate Communications	Investor Relations
310.606.4706	212.984.6535	212.984.8359

CB RICHARD ELLIS GROUP, INC. REPORTS EARNINGS PER SHARE

UP 33% FOR THE FOURTH QUARTER OF 2006 AND 48%

FOR THE FULL YEAR 2006

2006 FULL YEAR REVENUE GROWS 26% TO $4 BILLION

Los Angeles, CA – February 6, 2007 – CB Richard Ellis Group, Inc. (NYSE:CBG) today reported revenue of $1.4 billion for the fourth quarter ended December 31, 2006, an increase of 36.5% over the fourth quarter of 2005, and diluted earnings per share of $0.53 for the fourth quarter of 2006, compared with $0.41 for the same quarter last year.  Excluding one-time charges(1), fourth quarter 2006 diluted earnings per share was $0.57, an increase of 32.6% from the $0.43 earned in the fourth quarter of 2005.

These results include operations of the newly acquired Trammell Crow Company for the period December 20, 2006 through December 31, 2006.  Excluding one-time items, the impact from the acquisition on quarterly results was negligible.

Fourth Quarter Highlights

For the fourth quarter of 2006, the Company generated revenue of $1.4 billion, up 36.5% over the $1.0 billion posted in the fourth quarter of 2005.  The Company reported net income of $125.1 million, or $0.53 per diluted share, in the fourth quarter of 2006 compared with net income of $95.4 million, or $0.41 per diluted share, in the fourth quarter of 2005.

Excluding one-time items, the Company would have earned net income(2)of $134.2 million, or $0.57 per diluted share, in the fourth quarter of 2006, an increase of 34.3% and 32.6%, respectively, compared with net income of $99.9 million, or $0.43 per diluted share, in the fourth quarter of 2005.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) totaled $260.4 million for the fourth quarter of 2006, an increase of $74.2 million, or 39.8%, from the same quarter last year.

The Company’s fourth quarter results continue to reflect strong performance across virtually all business lines and geographies, as well as contributions from acquisitions.  Of the 36.5% revenue growth, nearly three-fourths was due to organic growth with the remainder attributable to acquisitions completed in 2006. This marks the 17th straight quarter of double-digit year-over-year organic revenue growth.  The organic growth was fueled by strong leasing activity in most major markets, continued strength in investment sales, especially overseas, as well as increased revenue in the appraisal/valuation, mortgage brokerage, and property and facilities management operations.  In addition, global investment management operations showed robust revenue growth.

The Company has reclassified certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations from cost of services to revenue.  In the fourth quarter of 2006, the Company reclassified $72.7 million and $76.7 million for the three months ended December 31, 2006 and 2005, respectively, and $275.3 million and $283.4 million for the years ended December 31, 2006 and 2005, respectively.  This reclassification has no impact on operating income, EBITDA, net income or earnings per share.

Full Year Results
Revenue was $4.0 billion for the year ended December 31, 2006, up $838.0 million, or 26.2%, compared to the same period last year.  Over two-thirds of the improvement was due to organic growth, while acquisitions completed in 2005 and 2006 drove the remainder of the revenue increase.  The Company reported net income of $318.6 million, or $1.35 per diluted share, for the year ended December 31, 2006 compared to net income of $217.3 million, or $0.95 per diluted share, in the same period last year.
Excluding one-time items, the Company would have earned net income of $348.0 million, or $1.48 per diluted share, for the year ended December 31, 2006, up 51.4% and 48.0%, respectively, over net income of $229.9 million, or $1.00 per diluted share, for the year ended December 31, 2005.
EBITDA was $653.5 million for the year ended December 31, 2006, up $199.3 million or 43.9% compared to the same period last year.

Management’s Commentary

“Our performance in 2006 is the result of the powerful client-focused platform we have built and continue to enhance, which has resulted in the creation of the premier global commercial real estate services firm,” said Brett White, president and chief executive officer of CB Richard Ellis.  “Our primary markets remain strong.  Worldwide economic expansion and increased employment rolls have produced strong demand for commercial space. Rental growth is accelerating as market fundamentals continue to improve while new construction remains limited.  Commercial real estate continues to be a magnet for institutional and private-equity capital, especially in high-growth markets in Asia and traditional business centers like New York, London and Paris.  Cross-border investment flows, in particular, have reached new highs.

“We are ideally positioned to take advantage of macro trends in the marketplace, due to our global footprint, broad service offering, collaborative culture and leading position in virtually every major business center worldwide.  The exceptional talent, resources, and relationships we have added with our new Trammell Crow Company operations have materially enhanced the depth and breadth of our service offering. We enter 2007 a stronger company poised for continued growth.”

Fourth-Quarter Segment Highlights

Americas Region

Fourth quarter revenue for the Americas region, including the U.S., Canada, Mexico and Latin America, increased 18.0% to $ 791.0 million, compared with $670.3 million for the fourth quarter of 2005.  Approximately two-thirds of the improvement was due to organic growth, while acquisitions completed in 2006 drove the remainder of the revenue increase.  The organic growth was mainly attributable to a continued improving leasing trend, higher mortgage brokerage, appraisal/valuation and property and facilities management fees, as well as slightly increased sales activity.

Operating income for the Americas region totaled $88.4 million for the fourth quarter of 2006, compared with $75.7 million for the fourth quarter of 2005.  Excluding the impact of one-time items, operating income for the Americas region would have been $95.9 million for the fourth quarter of 2006, an increase of $19.3 million, or 25.2%, as compared to $76.6 million for the fourth quarter of last year.  The Americas region’s EBITDA totaled $115.1 million for the fourth quarter of 2006, an increase of $26.6 million, or 30.0%, from last year’s fourth quarter.

EMEA Region

Revenue for the EMEA region, mainly consisting of operations in Europe, increased 46.4% to $362.5 million for the fourth quarter of 2006, compared with $247.6 million for the fourth quarter of 2005.  This revenue increase was largely organic and primarily driven by strong performance in the United Kingdom, France, Germany, Ireland and Belgium attributable to significantly increased transaction revenues as well as higher appraisal/valuation activities.

Operating income for the EMEA segment totaled $91.4 million for the fourth quarter of 2006, compared with $56.9 million for the same period last year.   Excluding the impact of one-time items, operating income for the EMEA region would have been $91.9 million for the fourth quarter of 2006, an increase of $35.0 million, or 61.5%, from the fourth quarter of last year.  EBITDA for the EMEA region totaled $95.5 million for the fourth quarter of 2006, an increase of $35.2 million, or 58.2%, from last year’s fourth quarter.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $117.7 million for the fourth quarter of 2006, a 101.7% increase from $58.4 million for the fourth quarter of 2005.  The Company’s acquisition of a majority interest in its affiliate in Japan in January 2006 accounted for almost two-thirds of the revenue increase, with the remainder primarily coming from organic growth throughout the region.

Operating income for the Asia Pacific segment totaled $22.0 million for the fourth quarter of 2006, an increase of 120.9% as compared to $10.0 million for the same period last year.  EBITDA for the Asia Pacific segment totaled $20.7 million for the fourth quarter of 2006, an increase of $9.5 million, or 85.3%, from last year’s fourth quarter.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $129.3 million for the fourth quarter of 2006, a 129.1% increase from the $56.4 million recorded in the fourth quarter of 2005.  This increase was mainly due to carried interest revenue earned as well as higher asset management fees in the U.S. and the U.K.  Assets under management grew to $28.6 billion as of the end of the fourth quarter, up $11.3 billion, or 65.3%, from year-end 2005.

This segment reported operating income of $25.1 million for the fourth quarter of 2006, compared with operating income of $16.3 million for the same period last year, an increase of 53.3%. The improved performance was mainly attributable to the aforementioned increase in asset management fees.  While revenue recognized from funds liquidating (carried interest revenue) increased by $54.8 million, it was offset by $52.7 million of higher incentive compensation expense recognized for dedicated executives and team leaders associated with this segment’s carried interest programs.

For the year ended December 31, 2006, the Company recorded a total of $91.1 million of incentive compensation expense related to carried interest revenue, only $40.9 million of which pertained to revenue recognized during the year ended December 31, 2006 with the remainder relating to future periods’ revenue.  Revenues associated with these expenses cannot be recognized until certain contractual hurdles are met.  The Company expects that it will recognize income from funds liquidating in future quarters that will more than offset accrued incentive compensation expense recognized.

EBITDA for this segment totaled $27.1 million for the fourth quarter of 2006, an increase of 3.4% from last year’s fourth quarter.  The improvement in operating performance was partially offset by a decrease in equity earnings, which is included in the calculation of EBITDA but not in the calculation of operating income.  Equity earnings were higher last year as a result of dispositions in the fourth quarter of 2005 within select funds.

The Global Investment Management segment did not incur any one-time costs in the current or prior year quarter.

Development Services

The Development Services segment consists of real estate development and investment activities primarily in the U.S. acquired with the Trammell Crow Company on December 20, 2006.  This segment includes activity from the acquisition date through December 31, 2006, including revenue of $8.8 million.

This segment generated an operating loss of $3.1 million.  Excluding the impact of one-time items, the operating loss translates into operating income of $2.5 million.  EBITDA for this segment totaled $2.0 million.

Development projects in process as of year-end 2006 totaled $5.4 billion, an increase of $1.8 billion, or 50% from year-end 2005. In addition, there was $3.0 billion of development projects in the pipeline at year-end 2006.

Guidance

In 2007, as compared to 2006 performance, CB Richard Ellis expects to generate full year diluted earnings per share growth in the range of 25% to 30%, excluding one-time charges.

The Company’s fourth-quarter earnings conference call will be held on Wednesday, February 7, 2007 at 10:30 a.m. Eastern Standard Time (EST).  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 800-553-0273 for U.S. callers and 612-332-0923 for international callers.  A replay of the call will be available starting at 2:00 p.m. EST on February 7, 2007 and ending at midnight EST on February 21, 2007. The dial-in number for the replay is 800-475-6701 (U.S. callers) and 320-365-3844 (for international callers).  The access code for the replay is 861305.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), an S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2006 revenue). With over 24,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate and partner offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting.  Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2007, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; any general economic recession domestically or internationally; general conditions of financial liquidity for real estate transactions, including the growth in cross-border capital flows; our ability to leverage our platform to sustain revenue growth; our ability to retain and incentivize producers; our levels of borrowing; and the integration of our acquisitions (in particular, the Trammell Crow Company).

Additional information concerning factors that may influence CB Richard Ellis Group, Inc.’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2005, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) One-time charges include amortization expense related to net revenue backlog and incentive fees acquired, integration costs related to acquisitions, loss on extinguishment of debt, income related to investment in Savills plc (disposed of in January 2007) and tax expense related to the repatriation of foreign earnings under the American Jobs Creation Act of 2004.

(2)A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(3)The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Revenue (1)	$1,409,270	$1,032,679	$4,032,027	$3,194,026

Costs and expenses:
Cost of services (1)	698,015	559,072	2,110,512	1,753,472
Operating, administrative and other	461,900	301,975	1,303,781	1,022,632
Depreciation and amortization	25,518	12,663	67,595	45,516

Operating income	223,837	158,969	550,139	372,406
Equity income from unconsolidated subsidiaries	7,324	14,984	33,300	38,425
Minority interest expense	4,888	370	6,120	2,163
Other income	8,610	—	8,610	—
Interest income	2,254	3,351	9,822	11,221
Interest expense	10,252	13,515	45,007	56,281
Loss on extinguishment of debt	11,592	—	33,847	7,386

Income before provision for income taxes	215,293	163,419	516,897	356,222
Provision for income taxes	90,195	68,007	198,326	138,881

Net income	$125,098	$95,412	$318,571	$217,341

Basic income per share	$0.55	$0.43	$1.41	$0.98

Weighted average shares outstanding for basic income per share	228,422,382	224,131,671	226,685,122	222,129,066

Diluted income per share	$0.53	$0.41	$1.35	$0.95

Weighted average shares outstanding for diluted income per share	236,932,665	231,543,324	235,118,341	229,855,056

EBITDA	$260,401	$186,246	$653,524	$454,184

(1) Pursuant to Emerging Issues Task Force (EITF) 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company’s management has concluded that certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations are more appropriately accounted for on a grossed up basis versus a net expense basis.  Accordingly, during the fourth quarter of 2006, the Company’s management reclassified such reimbursements from cost of services to revenue for the quarter and year ended December 31, 2005 to be consistent with the presentation for the quarter and year ended December 31, 2006.  In the fourth quarter of 2006, the Company reclassified $72.7 million and $76.7 million for the three months ended December 31, 2006 and 2005, respectively and $275.3 million and $283.4 million for the years ended December 31, 2006 and 2005, respectively.   This reclassification had no impact on operating income, EBITDA, net income or earnings per share.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Americas
Revenue (1)	$791,031	$670,343	$2,506,913	$2,172,813
Costs and expenses:
Cost of services (1)	476,673	405,427	1,453,632	1,278,185
Operating, administrative and other	212,090	180,865	710,547	621,009
Depreciation and amortization	13,822	8,311	38,846	30,782
Operating income	$88,446	$75,740	$303,888	$242,837
EBITDA	$115,096	$88,543	$366,103	$286,887

EMEA
Revenue (1)	$362,469	$247,570	$933,517	$707,330
Costs and expenses:
Cost of services (1)	157,917	125,022	462,807	379,163
Operating, administrative and other	109,541	62,513	282,564	223,365
Depreciation and amortization	3,588	3,111	15,152	10,468
Operating income	$91,423	$56,924	$172,994	$94,334
EBITDA	$95,507	$60,354	$189,404	$104,493

Asia Pacific
Revenue (1)	$117,708	$58,354	$354,756	$186,573
Costs and expenses:
Cost of services (1)	63,425	28,623	194,073	96,124
Operating, administrative and other	30,763	19,065	115,165	64,173
Depreciation and amortization	1,523	710	5,499	2,430
Operating income	$21,997	$9,956	$40,019	$23,846
EBITDA	$20,682	$11,159	$43,268	$27,285

Global Investment Management
Revenue	$129,255	$56,412	$228,034	$127,310
Costs and expenses:
Operating, administrative and other	103,400	39,532	189,399	114,085
Depreciation and amortization	793	531	2,306	1,836
Operating income	$25,062	$16,349	$36,329	$11,389
EBITDA	$27,091	$26,190	$52,724	$35,519

Development Services
Revenue	$8,807	$—	$8,807	$—
Costs and expenses:
Operating, administrative and other	6,106	—	6,106	—
Depreciation and amortization	5,792	—	5,792	—
Operating loss	$(3,091)	$—	$(3,091)	$—
EBITDA	$2,025	$—	$2,025	$—

(1)   Pursuant to Emerging Issues Task Force (EITF) 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company’s management has concluded that certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations are more appropriately accounted for on a grossed up basis versus a net expense basis.  Accordingly, during the fourth quarter of 2006, the Company’s management reclassified such reimbursements from cost of services to revenue for the quarter and year ended December 31, 2005 to be consistent with the presentation for the quarter and year ended December 31, 2006.  This reclassification had no impact on operating income, EBITDA, net income or earnings per share.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Net income	$125,098	$95,412	$318,571	$217,341
Amortization expense related to net revenue backlog and incentive fees acquired, net of tax	6,844	—	9,681	—
Integration costs related to acquisitions, net of tax	1,151	752	4,594	4,435
Income related to investment in Savills plc (disposed of in January 2007), net of tax	(5,192)	—	(5,192)	—
Loss on extinguishment of debt, net of tax	6,325	224	20,375	4,626
Tax expense related to the repatriation of foreign earnings under the American Jobs Creation Act of 2004	—	3,537	—	3,537
Net income, as adjusted	$134,226	$99,925	$348,029	$229,939

Diluted income per share, as adjusted	$0.57	$0.43	$1.48	$1.00

Weighted average shares outstanding for diluted income per share, as adjusted	236,932,665	231,543,324	235,118,341	229,855,056

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Net income	$125,098	$95,412	$318,571	$217,341
Add:
Depreciation and amortization	25,518	12,663	67,595	45,516
Interest expense	10,252	13,515	45,007	56,281
Loss on extinguishment of debt	11,592	—	33,847	7,386
Provision for income taxes	90,195	68,007	198,326	138,881
Less:
Interest income	2,254	3,351	9,822	11,221

EBITDA	$260,401	$186,246	$653,524	$454,184

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Americas

Operating income	$88,446	$75,740	$303,888	$242,837
Amortization expense related to net revenue backlog acquired	5,975	—	7,294	—
Integration costs related to acquisitions	1,510	900	5,092	5,651

Operating income, as adjusted	$95,931	$76,640	$316,274	$248,488

EMEA

Operating income	$91,423	$56,924	$172,994	$94,334
Amortization expense related to net revenue backlog acquired	—	—	3,174	—
Integration costs related to acquisitions	512	—	1,955	1,432

Operating income, as adjusted	$91,935	$56,924	$178,123	$95,766

Asia Pacific

Operating income	$21,997	$9,956	$40,019	$23,846
Integration costs related to acquisitions	143	—	572	—

Operating income, as adjusted	$22,140	$9,956	$40,591	$23,846

Global Investment Management

The Global Investment Management segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

Development Services

Operating loss	$(3,091)	$—	$(3,091)	$—
Amortization expense related to net revenue backlog and incentive fees acquired	5,588	—	5,588	—

Operating income, as adjusted	$2,497	$—	$2,497	$—

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Americas
Net income	$53,536	$35,866	$166,034	$124,426
Add:
Depreciation and amortization	13,822	8,311	38,846	30,782
Interest expense	7,880	11,803	36,753	45,934
Loss on extinguishment of debt	11,592	—	33,847	7,386
Provision for income taxes	29,337	35,205	97,890	86,001
Less:
Interest income	1,071	2,642	7,267	7,642

EBITDA	$115,096	$88,543	$366,103	$286,887

EMEA
Net income	$46,076	$38,285	$103,631	$60,426
Add:
Depreciation and amortization	3,588	3,111	15,152	10,468
Interest expense	579	282	2,200	3,887
Provision for income taxes	45,645	19,180	69,698	32,777
Less:
Interest income	381	504	1,277	3,065

EBITDA	$95,507	$60,354	$189,404	$104,493

Asia Pacific
Net income	$9,228	$6,626	$18,170	$15,297
Add:
Depreciation and amortization	1,523	710	5,499	2,430
Interest expense	606	631	3,092	2,777
Provision for income taxes	9,436	3,245	16,782	6,968
Less:
Interest income	111	53	275	187

EBITDA	$20,682	$11,159	$43,268	$27,285

Global Investment Management
Net income	$18,544	$14,635	$33,022	$17,192
Add:
Depreciation and amortization	793	531	2,306	1,836
Interest expense	867	799	2,642	3,683
Provision for income taxes	7,256	10,377	15,435	13,135
Less:
Interest income	369	152	681	327

EBITDA	$27,091	$26,190	$52,724	$35,519

Development Services
Net loss	$(2,286)	$—	$(2,286)	$—
Add:
Depreciation and amortization	5,792	—	5,792	—
Interest expense	320	—	320	—
Benefit for income taxes	(1,479)	—	(1,479)	—
Less:
Interest income	322	—	322	—

EBITDA	$2,025	$—	$2,025	$—